EXHIBIT 10.10
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                         EXECUTIVE EMPLOYMENT AGREEMENT

     THIS EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of the 1st day of May, 2003 by and among

                           Vitalstate Inc.
                           2191 Hampton Avenue
                           Montreal, Quebec H4A 2K5
                           Canada,                          (the "Corporation")

                                    and

                           Terry Giles
                           2012 White Coral Court
                           Wellington, FL
                           33414
                                                            (the "Executive")

     WHEREAS the Corporation is engaged in the business of the creation, production, sale and marketing of nutraceuticals (hereinafter the "Business");

     WHEREAS the Corporation wishes to employ the Executive as its chief operating officer and president of a corporate subsidiary named Vitalstate US, Inc. (the "Subsidiary"), and the Executive agrees to be so employed, in accordance with terms, covenants and conditions hereinafter set forth;

     NOW, THEREFORE, FOR THE REASONS SET FORTH ABOVE, AND IN CONSIDERATION OF THE MUTUAL PREMISES AND AGREEMENTS HEREINAFTER SET FORTH, THE PARTIES HERETO ACKNOWLEDGE AND AGREE AS FOLLOWS:


1.   NATURE AND TERM OF SERVICES
     ---------------------------

1.1 The Corporation hereby employs, engages and hires the Executive as chief operating officer of Vitalstate Inc. and president of the Subsidiary, and the Executive hereby accepts and agrees to such hiring, engagement and employment. Hereinafter, where context requires, reference to the Corporation includes reference to the Subsidiary.

1.2 NATURE OF SERVICES. The Executive agrees that he shall provide his services to the Corporation on a full-time basis, the whole according to the terms and conditions hereinafter set forth, as an Executive to the Corporation, and his duties as such an Executive shall include, but not be limited to, those set forth from time to time by the Corporation's board of directors. The services to be performed by the Executive hereunder shall be principally performed from the Corporation's Florida facility (hereinafter the "Services").

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1.3 TERM. The term of this Agreement (the "Term") shall commence May 1, 2003 and shall continue for a 3 year term ending on April 30, 2006. The Term shall be renewable, at the option of the Executive, for up to 2 successive 1 year periods, by Executive's giving written notice to the Corporation of his intent to extend the Term for an additional year, not less than sixty (60) days prior to the end of the existing Term. The Term, including any extensions thereof, is subject to earlier termination as provided herein.

2.   COMPENSATION
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2.1 SALARY. In consideration for the Services to be rendered pursuant to this
Agreement, and in further consideration for the confidentiality, non-competition and non-solicitation covenants described in Article 3 hereof, the Corporation shall pay the Executive an initial base annual salary of USD$200,000 per annum (hereinafter the "Salary") subject to the normal deductions at source, payable in semi-weekly installments. During the Term, the annual base Salary shall be reviewed periodically by the Corporation for possible increase.

2.2 BONUSES. Executive will be eligible to receive an annual bonus payable in cash an amount representing five percent (5%) of the net profits of the Corporation and options of Vitalstate Inc. at the Executive 1 level.

2.3 SIGNING BONUS. In connection with this Agreement, the Corporation agrees to issue 250,000 restricted shares of Vitalstate Inc. common stock (the "Compensation Shares") to the Executive as a signing bonus, 83,334 of which will be issuable upon the execution of this Agreement, 83,333 of which will be issuable upon the first anniversary of this Agreement, and 83,333 of which shall be payable upon the second anniversary of this Agreement.

2.4 OTHER BENEFITS. Executive shall also be eligible to participate in any benefit programs of the Corporation, including but not limited to life, disability or health insurance, pension, retirement or other benefit plans adopted by the Corporation for the general and overall benefit of all executive and key employees of the Corporation. In this regard, health and life insurance policies, if any, covering all such executive officers and key employees will be paid for at the sole expense of the Corporation. An additional life insurance policy in the name of Terry Giles and in the amount of USD$1,000,000 will be paid for by the Corporation.

2.5 EXPENSE REIMBURSEMENT. The Corporation will reimburse the Executive for all documented and approved expenses incurred by the Executive in the performance of his duties under this Agreement, to be paid in accordance with the Corporation's practices in effect from time to time.

3.   CONFIDENTIAL INFORMATION AND NON-COMPETITION
     --------------------------------------------

3.1 DEFINITION OF CONFIDENTIAL INFORMATION. For the purposes of this Agreement, the term "Confidential Information" shall mean, but shall not be limited to, any technical or non-technical data, formulae, patterns, compilations, programs, patents, trade secrets, devices, methods, techniques, drawings, designs, processes, procedures, improvements, models, experimental work, manuals, financial data, financial information, business forecast information, cash requirement information, organization information, valuation information, technical information, scientific information, research information, lists of actual or potential customers or suppliers, of the

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Corporation and any information regarding any of the Corporation's marketing, sales or dealer network, which is not generally known to the public through legitimate origins. The Corporation and the Executive acknowledge and agree that such Confidential Information is extremely valuable to the Corporation. In the event that any part of the Confidential Information becomes generally known to the public through legitimate origins (other than by breach of this Agreement by the Executive), that part of the Confidential Information shall no longer be deemed Confidential Information for the purposes of this Agreement, but the Executive shall continue to be bound by the terms of this Agreement as to all other Confidential Information.

3.2 NON-DISCLOSURE OF CONFIDENTIAL INFORMATION. Unless otherwise required by law or expressly authorized in writing by the Corporation, the Executive shall not, at any time during or after the Term, directly or indirectly, in any capacity whatsoever, except in connection with services to be performed hereunder, divulge, disclose or communicate to any person, moral or physical, entity, firm or any other third party, or utilize for the Executive's personal benefit or for the benefit of any competitor of the Corporation, any Confidential Information.

3.3 DELIVERY UPON TERMINATION. Confidential Information and all embodiments thereof (including any information on computer disk and any reproductions) shall remain the sole property of the Corporation, and immediately upon request to this effect or immediately upon termination of this Agreement for any reason, the Executive shall promptly deliver to the Corporation all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Corporation's customers, dealer network, marketing strategies, products and/or processes which contain Confidential Information.

3.4 COVENANT NOT TO COMPETE. During the Term (as previously defined in 1.3), and for a period of twelve (12) months after the termination of the Agreement (as per section 4.3), the Executive shall not, on his own behalf or on behalf of another, either alone or in combination with others, directly or indirectly, in any capacity whatsoever (including, without limitation, as an employee, employer, principal, agent, joint venture, partner, shareholder or other equityholder, independent contractor, licensor, licensee, franchisor, franchisee, distributor, consultant, supplier or trustee):

     (i) engage anywhere in Canada and the United States of America (hereinafter the "Territory") in any aspect of the Business for purposes which are competitive with the Business as conducted by the Corporation;

     (ii) have any ownership or equity interest in any business, firm, corporation, joint venture, partnership or other entity engaged in any aspect of the Business in the Territory (other than 5% or less of a publicly traded company); or

     (iii) consult with or assist any person, moral or physical (other than the Corporation) who or which is engaged in any aspect of the Business in the Territory for purposes which are competitive with the Business as conducted by the Corporation.

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3.5 COVENANT OF NON-SOLICITATION. During the Term (as previously defined in
1.3), and for a period of twelve (12) months after the termination of the Agreement (as per section 4.3), the Executive shall not, on his own behalf or on behalf of another, either alone or in combination with others, directly or indirectly, in any capacity whatsoever (including, without limitation, as an employee, employer, principal, agent, joint venturer, partner, shareholder, or other equityholder, independent contractor, licensor, licensee, franchisor, franchisee, distributor, consultant, supplier or trustee):

     (i) solicit or assist any third party to solicit any employees of the Corporation to become an officer, director, employee or agent of the Corporation or such third party, or otherwise entice away from the employment of the Corporation any employee of the Corporation; or

     (ii) (a) canvass or solicit (or procure or assist the canvassing or the soliciting of) any customer of the Corporation for purposes which are competitive with the Business as conducted by the Corporation; or

          (b) accept (or procure or assist the acceptance of) any business from any customer of the Corporation for purposes which are competitive with the Business as conducted by the Corporation.

3.6 ASSIGNMENT OF CONSULTATION INVENTIONS. The Executive shall disclose and assign to the Corporation any and all materials of a proprietary nature, including, but not limited to, material subject to protection as Confidential Information, trade secrets or as patentable or copyrightable ideas, which the Executive may conceive, invent, create or discover, either solely or jointly with another or others, during the Term, in connection with the rendering of Services hereunder and which relates to or is capable of use in connection with the business of the Corporation or any services or products offered, performed, produced, used, sold or being developed by the Corporation at the time said material is developed as it pertains to Vitalstate.

3.7 ADDITIONAL DOCUMENTATION. The Executive will, upon request of the Corporation, either during or at any time after the termination of this Agreement, execute and deliver all papers, including applications for patents or copyrights, and do such other acts (solely at the Corporation `s expense) as may be necessary to obtain and to maintain proprietary rights in the Confidential Information specified in Section 3.6 above and the materials specified in
Section 3.6 above, in any and all countries and to vest title thereto in the Corporation.

3.8 OTHER REMEDIES. In the event that the Executive breaches any of the terms contained in this Section 3, the Executive stipulates that said breach will result in immediate and irreparable harm to the business and goodwill of the Corporation and that damages, if any, and remedies at law for such breach would be inadequate. In addition to any and all such remedies available to the Corporation, the Corporation shall therefore be entitled to apply for and receive from any court of competent jurisdiction an injunction to restrain any violation of this Agreement and for such further relief as the court may deem just and proper.

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3.9 CONTINUING OBLIGATIONS. The obligations, duties and liabilities of the
Executive pursuant to Section 3 of this Agreement are continuing, absolute and unconditional and shall remain in full force and effect as provided therein despite any termination of this Agreement for any reason whatsoever, including, but not limited to, the expiration of the Term.

4.   TERMINATION
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4.1 TERMINATION FOR CAUSE; DEATH OR DISABILITY OF EXECUTIVE. In the event of a material breach by the Executive under this Agreement, or upon his death or permanent disability such that the Executive cannot perform the Services hereunder, this Agreement may be terminated by the Corporation without notice or penalty. Notwithstanding the foregoing, any Salary earned by the Executive prior to such termination, death or disability shall remain payable by the Corporation to the Executive or his estate. For purposes of this Agreement, permanent disability means the Executive has been unable, for three consecutive months, to perform the Executive's duties under this Agreement, as a result of physical or mental illness or injury. Further, in the event this Agreement is terminated by the Corporation for cause or is voluntarily terminated by the Executive pursuant to Section 4.2 below, at any time during the initial three (3) year Term of this Agreement, Executive shall have to return or forego a proportionate amount of the 250,000 shares signing bonus provided for in Section 2.3 hereof. By way of example, if Executive voluntarily terminates this Agreement after two (2) years, he would have to return or forego 83,333 shares.

4.2 TERMINATION BY EXECUTIVE. This Agreement may be terminated at any time by Executive upon three (3) months prior written notice to Corporation.

4.3 TERMINATION BY CORPORATION WITHOUT CAUSE OR RESIGNATION WITH GOOD REASON. Employee will be deemed to have "good reason" to resign in the event: (A) A reduction in employee's responsibilities or duties. (B) A material breech by the Corporation of its obligations, under Section 2 of this agreement occurs (C) Change in control as defined in Section 4.4 of this agreement. In the event this Executive's employment is voluntarily terminated by the Corporation without cause, for any reason whatsoever or by the Executive's resignation with good reason during the Term, the Corporation shall (i) continue to pay Executive an amount equivalent to his base salary, payable bi-monthly for the duration of the Term. In the event that termination without cause occurs in the final twelve months of the Term, payments shall continue until the end of the Term, plus an additional twelve months (ii) Corporation will continue to pay commissions / bonuses as defined in Section 2.2 of this agreement (iii) Corporation will continue to provide executive with benefits as defined in Section 2.3 of the agreement with all shares of Vitalstate Inc. stock being 100% vested at the termination date.

4.4 TERMINATION FOLLOWING A CHANGE IN CONTROL. In the event this Agreement is terminated by the Corporation pursuant to a change in control of Vitalstate Inc., the Corporation shall (i) continue to pay Executive an amount equivalent to 2 years of his base salary, payable bi-monthly for the duration of the Term. In the event that termination without cause occurs in the final twelve months of the Term, payments shall continue until the end of the Term, plus an additional twelve months (ii) Corporation will continue to pay commissions / bonuses as defined in Section 2.2 of this agreement (iii) Corporation will continue to provide executive with benefits as defined in Section 2.3 of the agreement with all shares of Vitalstate Inc. stock being 100% vested at the termination date. For purposes of this Agreement, a change in control shall be deemed to have occurred when

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any person and all other persons who constitute a group (within the meaning of
Section 13(d)(3) of the Securities Exchange Act or 1934) have acquired direct or indirect beneficial ownership of 50% or more of Vitalstate Inc.'s outstanding voting securities. If any circumstance where Sections 4.3 and 4.4 of this Agreement can both be deemed to be applicable, only this Section 4.4 shall apply.

5.   MISCELLANEOUS
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5.1 ASSIGNMENT. Except as provided in this Section 5.1, the Executive and the
Corporation acknowledge and agree that the covenants, terms and provisions contained in this Agreement and the rights of the parties hereunder cannot be transferred, sold, assigned, pledged, or hypothecated; provided, however that this Agreement shall be binding upon and shall enure to the benefit of the Corporation and any successor to or assignee of all or substantially all of the business and property of the Corporation. In addition, the Corporation may assign its rights hereunder to a direct or indirect subsidiary, affiliated company, or division of the Corporation without the consent of the Executive.

5.2 CAPACITY. The Executive hereby represents and warrants that, in entering into this Agreement, he is not in violation of any contract or agreement, whether written or oral, with any other person, moral or physical, firm, partnership, corporation or any other entity to which he is a party or by which he is bound and will not violate or interfere with the rights of any other person, firm, partnership, corporation or other entity.

5.3 ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties and shall not be modified except in writing by the parties hereto. Furthermore, the parties hereto specifically agree that all prior agreements, whether written or oral, relating to the Services to the Corporation shall be of no further force or effect from and after the date hereof.

5.4 SEVERABILITY. If any phrase, clause or provision of this Agreement is declared invalid or unenforceable by a court of competent jurisdiction, such phrase, clause or provision shall be deemed severable from this Agreement, but will not effect any other provisions of this Agreement, which otherwise shall remain in full force and effect. If any restriction or limitation in this Agreement is deemed to be unreasonable, onerous and unduly restrictive by a court of competent jurisdiction, it shall not be stricken in its entirety and held totally void and unenforceable, but shall remain effective to the maximum extent permissible within reasonable bounds.

5.5 WAIVER. The waiver by the Corporation or the Executive of any breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition hereof.

5.6 GOVERNING LAW. The parties hereto agree that this Agreement shall be construed as to both validity and performance and shall be enforced in accordance with and governed by the laws of New York applicable therein.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.


                              VITALSTATE INC.


                              By: /s/ Heather Baker
                                  ---------------------------------------
                              Name:   Heather Baker
                              Title:  President and Chief Executive Officer


                              /s/ Terry Giles
                                  ---------------------------------------
                                  Terry Giles

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